June 28, 2017

FOR IMMEDIATE RELEASE

Contacts:
Alan Greer                    Richard Baytosh
Executive Vice President            Senior Vice President
BB&T Investor Relations            BB&T Investor Relations
(336) 733-3021                (336) 733-0732
AGreer@BBandT.com            RBaytosh@BBandT.com

Tamera Gjesdal                Brian Davis
Senior Vice President                Senior Vice President
BB&T Investor Relations            BB&T Corporate Communications
(336) 733-3058                Contact via email
TGjesdal@BBandT.com

BB&T announces Federal Reserve’s response to its CCAR capital plan

WINSTON-SALEM, N.C. - BB&T Corporation (NYSE: BBT) today announced the board of governors of the Federal Reserve System accepted its capital plan and did not object to its proposed capital actions.

The capital actions include a recommendation to increase the quarterly dividend $0.03 to $0.33, a 10-percent increase. This action will be considered by the board at its July 25 meeting. The plan also incorporates other uses of capital including capital distributions of up to $1.88 billion in share repurchase transactions beginning in the third quarter of 2017.

“We are pleased to receive the Federal Reserve’s non-objection to our plan to increase dividends and authorize a share repurchase program,” said Chairman and Chief Executive Officer Kelly S. King. “This allows us to provide one of the strongest dividend payouts among regional banks. It also demonstrates BB&T’s continued capital strength and our commitment to serving our clients and communities as we generate long-term benefits for our shareholders.”

BB&T submitted its capital plan, approved by its board of directors, to the Federal Reserve, FDIC and the North Carolina Commissioner of Banks in April 2017 as part of the Comprehensive Capital Analysis and Review of 34 bank holding companies.

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with approximately $220.5 billion in assets and market capitalization of approximately $36.3 billion, as of March 31, 2017. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., the company operates more than 2,100 financial centers in 15 states and Washington, D.C. A Fortune 500 company, BB&T was recognized as one of Forbes’ 2017 Best Banks in America and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.

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